Exhibit 10.4

Execution version

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

by and between

PACIFIC BEACH BIOSCIENCES, INC

and

MERCK SHARP & DOHME CORP.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

THIS AGREEMENT, effective as of November 4, 2009 (the “Effective Date”), by and between Pacific Beach Biosciences, Inc, a corporation organized and existing under the laws of Delaware with its principal offices at 8910 University Center Lane, Suite 620, San Diego, CA 92122 USA (“PBBio”) and Merck Sharp & Dohme Corp. (“Merck”).

BACKGROUND:

A.	PBBio has rights to Patent Rights (defined below).
B.	Merck desires to obtain a license under the Patent Rights upon the terms and conditions set forth in this Agreement, and PBBio desires to grant such a license to Merck.

In consideration of the mutual promises and covenants contained in this Agreement, PBBio and Merck agree as follows:

1.	DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1	“Field” means the use of the Technology during cultivation to inhibit O-glycosylation of recombinant proteins for the treatment of hematological disorders.
1.2	“Initiation” means with respect to a Phase II Clinical Trial or Phase III Clinical Trial, the administration of the first dose to a patient in such trial.
1.3	“License” is defined in Section 2.1.
1.4

“Marketing Authorization” means all approvals necessary from the Food and Drug Administration (“FDA”), European Medicines Agency (“EMEA”) or the Japanese Pharmaceuticals and Medical Device Agency (“PDMA”) to market or sell a Product in any country. Marketing Authorization shall be deemed to occur upon receipt of notice from the FDA, EMEA or PDMA that a Product has been approved for commercial sale. In countries where governmental approval is required for the Product to be reimbursed by governmental agencies or programs, “Marketing Authorization” shall not be deemed to occur until such pricing or reimbursement approval is obtained.

1.5

“Merck Affiliate” means (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck; or (iii) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii).

1.6	“Party” means Merck and PBBio, individually, and “Parties” means Merck and PBBio, collectively.
1.7

“Patent Rights” means European Patent No. EP 1 313 471 B1, based on Application No. 01963157.1 and granted April 11, 2007, including European national validations and foreign equivalents of the foregoing, and any continuations, continuations in part, divisionals, reissues and reexaminations arising therefrom, and any renewals, substitutions, registrations, revalidations, supplementary protection certificates and the like of any such patents and patent applications, but only to the extent the foregoing claim or disclose the Technology.

1.8

“Phase II Clinical Trial” means the first human clinical trial for a Product that would satisfy the requirements of 21 CFR 312.21(b) and/or Section 3.1.3.2 of ICH Harmonized Tripartite Guideline E8 (General Considerations for Clinical Trials) (ICH E8), as adopted by EC document CPMP/ICH/291/95.

1.9

“Phase III Clinical Trial” means the first human clinical trial for a Product that would satisfy the requirements of 21 CFR 312.21(c) and/or Section 3.1.3.3 of ICH Harmonised Tripartite Guideline E8 (General Considerations for Clinical Trials) (ICH E8), as adopted by EC document CPMP/ICH/291/95.

1.10

“Product” means any therapeutic preparation for administration to humans containing a protein produced or manufactured by or on behalf of Merck using the Technology pursuant to the License; provided that the Product shall not include PMTi-3 compound.

1.11	“Related Party” means a Third Party performing services for, with or on behalf of Merck and/or Merck Affiliates in connection with the research and/or development of Products.
1.12

“Technology” means the PMTi-3 compound covered by the Patent Rights and represented by the structure shown in Schedule A, and all salts and isomers thereof (to the extent the same are covered by the Patent Rights).

1.13	“Third Party” means an entity other than PBBio, Merck and Merck Affiliates.
1.14

“UCB Celltech License Agreement” means the License Agreement dated as of June 12, 2007, between UCB Celltech and PBBio, as such agreement may be amended from time to time. A copy of the UCB Celltech License Agreement is attached as Exhibit 4.2.

2.	LICENSE
2.1	Non-Exclusive License Grant.

PBBio hereby grants to Merck a non-exclusive worldwide license, sublicensable only to Merck Affiliates and Related Parties, to practice under the Patent Rights in the Field to make, have made, use and import the Technology to research, develop, make, have made, use, import, offer for sale and sell Product

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(the “License”). Any Related Party to whom a sublicense is to be granted under the Patent Rights must agree in writing to be bound by terms and conditions consistent with those in this Agreement.

2.2	No Implied Licenses

Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any information disclosed to it under this Agreement or under any patents or patent applications owned or controlled by the other Party (or in the case of Merck, any Merck Affiliates).

3.	PAYMENTS
3.1	Consideration for License

In consideration for the License, and subject to the terms and conditions contained in this Agreement, Merck shall pay to PBBio Four Hundred Eighty Thousand Dollars ($480,000.00) no later than thirty (30) days after the Effective Date.

3.2	Milestone Payments

Subject to the terms and conditions of this Agreement, Merck shall pay to PBBio the following amounts (each a “Milestone Payment”) with respect to each of the following events (each, a “Milestone”), if Merck achieves the Milestone related to a Milestone Payment.

Milestone	Milestone Payment
Milestone 1: Initiation of the first Phase II Clinical Trial, or three (3) years from the Effective Date (whichever is the first to occur)	Milestone Payment 1: One Hundred and Eighty Thousand dollars ($180,000.00)
[*]	[*]
[*]	[*]

            Each Milestone Payment is payable only once on the first occurrence on the specified Milestone. Merck shall notify PBBio in writing within [*] ([*]) days following the achievement of each Milestone, and make such Milestone Payment within [*] ([*]) days after such notice.

All payments by Merck under this Agreement are deemed “Non-Royalty Sublicensing Revenue” pursuant Section 4.2 (c) of the UCB Celltech License Agreement, and not “Royalty Sublicensing Income” (as such terms are defined in the UCB Celltech License Agreement).

3.3	Income Tax Withholding

PBBio shall be liable for all income and similar taxes (including interest) (“Taxes”) imposed upon any payments made by Merck to PBBio under this Article 3 (“Agreement Payments”). If applicable laws,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

rules or regulations require the withholding of Taxes, Merck shall make such withholding payments and shall subtract the amount thereof from the Agreement Payments. Merck shall submit to PBBio appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Merck shall provide PBBio reasonable assistance in order to allow PBBio to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments.

4.	REPRESENTATIONS AND WARRANTIES
4.1	Representations and Warranties
PBBio represents and warrants to Merck that as of the Effective Date:

(a)        to the best of PBBio’s knowledge, the Patent Rights exist and are not invalid or unenforceable, in whole or in part;

(b)       to the best of PBBio’s knowledge, it has the full right, power and authority to enter into this Agreement and grant the License;

(c)        to the best of PBBio’s knowledge, it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Patent Rights in any manner that is inconsistent with the rights granted under this Agreement;

(d)       to the best of PBBio’s knowledge, it is the sole and exclusive owner and/or licensee of the Patent Rights; and

4.2	UCB Celltech License Agreement:
a)

The UCB Celltech License Agreement and a confirmation letter from UCB Celltech to PBBio regarding the same are attached as Exhibit 4.2(a). During the term of this Agreement, PBBio shall: (i) maintain the UCB Celltech License Agreement in effect, and will maintain the rights sublicensed to Merck under this Agreement; (ii) give immediate notice to Merck of any proposed termination of such agreement or such rights; and (iii) not materially amend the UCB Celltech License Agreement in a manner that would materially affect the rights of Merck under this Agreement.

b)

PBBio will use its best efforts to have UCB Celltech provide Merck with written assurance that the License will survive any termination of the UCB Celltech License Agreement. At Merck’s request, PBBio shall use its good faith efforts to secure a direct sublicense agreement between UCB Celltech and Merck setting forth the agreement of UCB Celltech to allow the License to survive (under the same terms and conditions of this Agreement) any termination of the UCB Celltech License Agreement.

c)

PBBio will provide Merck with immediate notice of any termination, or threatened termination, of the UCB Celltech License Agreement and will permit Merck enter into direct discussions with UCB Celltech regarding the survival of the License.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

d)

Merck warrants that Products commercialized under the License shall not incorporate compounds claimed in the Patent Rights, and expressly acknowledges that the License does not give Merck rights to develop or sell a product that incorporates any compound claimed in the Patent Rights. PBBio warrants to Merck that exercise of the License by Merck shall not give rise to any payment obligations by Merck to either PBBio or UCB Celltech except as specified in Article 3 of this Agreement.

4.3	Limited Warranty

EXCEPT AS EXPRESSLY PROVIDED IN SECTION 4.1 OR 4.2, PBBIO MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, RELATING TO THE PATENT RIGHTS, AND HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES THAT MAY ARISE BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSES.

4.4	Maintenance of Patents

PBBio shall give notice to Merck of the lapse, revocation, surrender, invalidation or abandonment of any Patent Rights licensed to Merck promptly after PBBio becomes aware of any such event or action.

5.	TERM AND TERMINATION
5.1	Term and Expiration

This Agreement is effective as of the Effective Date and unless terminated earlier pursuant to Sections 5.2 or 5.3, this Agreement shall continue in effect on a country-by-country until upon expiration of the last to expire Patent Rights in such country. Expiration or termination of this Agreement shall not relieve the Parties of any obligation, and is without prejudice to the rights of either Party against the other, accrued or accruing under this Agreement prior to expiration or termination, including any such Milestone Payment obligations that have accrued prior to the expiration or termination date.

5.2	Termination by Merck

Merck has the right to terminate this Agreement at any time in its sole discretion by giving thirty (30) days’ advance written notice to PBBio. If Merck terminates this Agreement before the achievement of the Milestone 1 and payment of the Milestone Payment 1 specified in Section 3.2, then Merck shall make Milestone Payment 1 to PBBio within 30 days of the effective date of such termination. Merck shall not be obligated to make such payment if Merck terminates this Agreement as a result of the uncured breach of this Agreement by PBBio.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3	Termination by PBBio

PBBio has the right to terminate this Agreement at any time upon written notice if Merck is in material breach of this Agreement and has not cured such material breach within ninety (90) days after written notice from PBBio requesting cure of the breach.

5.4	Effect of Expiration or Termination; Survival

Expiration or termination of this Agreement shall not relieve the Parties of any obligation, and is without prejudice to the rights of either Party against the other, accrued or accruing under this Agreement prior to expiration or termination. The provisions of Articles 1, 3.2, 4 and 6, and any and all rights and obligations of the Parties thereunder, as well as any other provision hereunder which by its nature is intended to survive, survive any expiration or termination of this Agreement.

6.	MISCELLANEOUS
6.1	Force Majeure

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

6.2	Assignment

Except as provided in this Section 6.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by Merck without the consent of PBBio; provided, however, that Merck may, without such consent, assign this Agreement and its rights and obligations hereunder to a Merck Affiliate, or in connection with the transfer or sale of all or substantially all of its assets related to the subject matter of this Agreement, or in the event of its merger or consolidation or change in control or similar transaction. Any attempted assignment not in accordance with this Section 6.2 shall be void. Any permitted assignee shall assume all assigned obligations under this Agreement.

6.3	Severability

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.4	Notices

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or express courier), sent by internationally-recognized express courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to PBBio, to:	Attention: Jim Rock, Pacific Beach BioSciences, Inc. PO Box 222 La Jolla, CA 92038 United States of America Facsimile No.: 858 459 8170

And	Jay Lobell c/o Paramount BioSciences 787 Seventh Avenue NYC, NY 10019 Facsimile No.: (212)-554 4373

If to Merck, to:	Merck Sharp & Dohme Corp. One Merck Drive P.O. Box 100, WS3A-65 Whitehouse Station, NJ 08889-0100 Attention: Office of the Secretary Facsimile No.: + (908) 735-1246

And	Merck Sharp & Dohme Corp. One Merck Drive P.O. Box 100, WS3A-65 Whitehouse Station, NJ 08889-0100 Attention: Chief Licensing Officer Facsimile No.: + (908) 423 1214

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

6.5	Applicable Law

The Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principals of conflicts of law thereof, without reference to any rules of conflict of laws or renvoi.

6.6	Entire Agreement; Amendments

This Agreement, together with the Exhibit 4.2 letter from UCB Celltech, contains the entire understanding of the Parties with respect to the License. Any other express or implied agreements and understandings, either oral or written, with regard to the License are superseded by the terms of this

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties.

6.7	Publicity/Use of Names

No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law.

6.8	Headings

The captions to the several Articles and Sections are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections.

6.9	Independent Contractors

It is expressly agreed that PBBio and Merck shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither PBBio nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

6.10	Waiver

The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.

6.12	Cumulative Remedies

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

6.13	Waiver of Rule of Construction

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

6.14	Counterparts

This Agreement may be executed in two or more counterparts (facsimile and electronic transmission included), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signatures.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MERCK SHARP & DOHME CORP.		PACIFIC BEACH BIOSCIENCES, INC.

BY:	/s/ Richard N. Kender	BY:	/s/ James A. Rock
	Richard N. Kender		James A. Rock
TITLE: SVP, Business Development & Corporate Licensing		TITLE:
DATE: 11/9/09		DATE: 11/4/09

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule A :

PMTi-3

[*]

_________

UCB Letter Exhibit 4.2

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.